Exhibit 10.1

AGREEMENT OF ACQUISITION BETWEEN
MIKTAM TECHNOLOGIES AMERICAS INC. AND

MIKTAM TECHNOLOGIES, INC.

AGREEMENT

This Agreement, dated as of November2006, is by and among MIKTAM TECHNOLOGIES AMERICAS INC., A Nevada Corporation ("MTAI"), and MIKTAM
TECHNOLOGIES. INC..
A California Corporation ("MTI").

Whereas, the Boards of Directors of MTAI and MTI each have, in light of and subject to the terms and conditions set forth herein, (i) determined that the Acquisition (as defined below) is fair to their respective stockholders and in the best interests of such stockholders and (ii) approved the Acquisition in accordance with this Agreement;

Whereas, this Agreement constitutes the entire, final and complete agreement between MTAI and MTI and supersedes and replaces all prior or existing written and oral agreements between MTAI and MTI with respect to the subject matter hereof;

Whereas, MTAI and MTI desire to make certain representations, warranties, covenants and agreements in connection with the Acquisition and also to prescribe various conditions to the Acquisition;

Now, therefore, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, MTAI and MTI hereby agree as follows:

The Acquisition.

Effective upon the execution of this Agreement and upon the terms and subject to the conditions of this Agreement MTAI shall acquire all the outstanding shares of MTI and MTI shall continue its existence as a wholly owned subsidiary of MTAI.

Board of Directors and Officers.

Board of Directors and Officers of MTAI. At, or prior to the signing of this Agreement, MTI and MTAI agree to take such action as is necessary (i) to cause the number of directors comprising the full Board of Directors of MTAI to be two (2) persons and (ii) to cause Mr. Thomas Chao and Mr. Swe-Den Tsai. (the "MTI Designees") to be elected as directors of MTAI. If either of the MTI Designees, respectively, shall decline or be unable to serve as a director prior to the Effective Date of this agreement, MTI shall nominate another person to serve in such person's stead, upon approval of the remaining party. From and after the Effective Date, and until successors are duly elected or appointed and qualified in accordance with applicable law, Mr. Thomas Chao shall be President and CEO, Mr. Swe-Den Tsai shall be COO.

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Conversion of Shares.

(a) At the Effective Date, each share of common stock, par value $   M°    per share, of MTI (individually a "MTI Share" and collectively, the "MTI Shares") issued and outstanding immediately prior to the Effective Date shall, by virtue of the Acquisition, and without any action on the part of MTI, MTAI or the holder thereof, be canceled and converted into the right to receive, upon the surrender of the certificate formerly representing such share, S,3qo,ooo shares of MTAI's Common Stock, $0.0001 par value per share.

All MTAI Shares, issued upon the surrender for exchange of MTI Shares in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such MTI Shares. There shall be no further registration of transfers on the stock transfer books of either of the companies (MTI or MTAI), of the MTI Shares or MTAI Shares, which were outstanding immediately prior to the date of this Agreement.

Taking of Necessary Action: Further Action.

If, at any time after the Agreement Date, MTI or MTAI reasonably determine that any deeds, assignments, or instruments or confirmations of transfer are necessary or desirable to carry out the purposes of this Agreement and to vest MTAI with full right, title and possession to all assets, property, rights, privileges, powers and franchises of MTI, the officers and directors of MTAI and MTI are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary or desirable action.

Representations and Warranties of MTAI

MTAI hereby represents and warrants to MTI as follows:

Organization and Qualification.

(a) MTAI is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on MTAI. When used in connection with MTAI, the term "Material Adverse Effect" means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of MTAI, other than any change or effect arising out of general economic conditions unrelated to any business in which MTAI is engaged, or (ii) that may impair the ability of MTAI to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b) MTAI has heretofore delivered to MTI accurate and complete copies of the Articles of Incorporation and Bylaws (or similar governing documents), as currently in effect, of MTAI (a copy of which are attached).

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Capitalization of MTAI.

The authorized capital stock of MTAI consists of: (i) 500 million shares that may be issued. As of the date of this Agreement MTAI Shares were issued and outstanding. As of the date of this Agreement there are no outstanding obligations of MTAI to repurchase, redeem or otherwise acquire any MTAI or stockholder agreements, voting trusts or other agreements or understandings to which MTAI is a party or by which it is bound relating to the voting or registration of any shares of capital stock of MTAI. For purposes of this Agreement, "Lien" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

Authority Relative to this Agreement.

MTAI has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by the Board of Directors of MTAI (the "MTAI Board") and no other corporate proceedings on the part of MTAI are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by MTAI and constitutes a valid, legal, and binding agreement of MTAI, enforceable against MTAI in accordance with its terms.

No Default.

MTAI is not in breach, default, or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default, or violation) of any term, condition or provision of (i) its Certificate of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement, or other instrument or obligation to which MTAI is now a party or by which any of its respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule, or regulation applicable to MTAI or any of its respective properties or assets, except in the case of (ii) or (iii) for violations, breaches, or defaults that would not have a Material Adverse Effect on MTAI. Each note, bond, mortgage, indenture, lease, license, contract, agreement, or other instrument or obligation to which MTAI is now a party or by which its respective properties or assets may be bound that is material to MTAI and that has not expired, is in full force and effect and is not subject to any material default thereunder of which MTAI is aware by any party obligated to MTAI hereunder.

No Undisclosed Liabilities: Absence of Changes

MTAI does not have any liabilities or obligations of any nature, whether or not accrued, contingent, or otherwise, that would be required by generally accepted accounting principles to be reflected on a balance sheet of MTAI (including the notes thereto) or which would have a Material Adverse Effect on MTAI. MTAI has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to MTAI having or which reasonably could be expected to have, a Material Adverse Effect on MTAI.

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Litigation.

There is no suit, claim, action, proceeding, or investigation pending, or, to the knowledge of MTAI, threatened against MTAI or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on MTAI or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. MTAI is not subject to any outstanding order, writ, injunction, or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on MTAI or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

Compliance with Applicable Law.

MTAI holds all permits, licenses, variances, exemptions, orders, and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "MTAI Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders, and approvals which would not have a Material Adverse Effect on MTAI.

Employee Benefit Plans: Labor Matters.

There are no employees, employee benefit plans or other issues related to employees or Labor matters with MTAI.

Environmental Laws and Regulations.

MTAI is in material compliance with all applicable federal, state, local, and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliance that would not have a Material Adverse Effect on MTAI, which compliance includes, but is not limited to, the possession by MTAI of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) MTAI has not received written notice of, or, to the knowledge of MTAI, is the subject of, any action, cause of action, claim, investigation, demand, or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an "Environmental Claim") that could reasonably be expected to have a Material Adverse Effect on MTAI; and (iii) to the knowledge of MTAI, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

(b) There are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on MTAI that are pending or, to the knowledge of MTAI, threatened against MTAI or, to the knowledge of MTAI, against any person or entity whose liability for any Environmental Claim MTAI has or may have retained or assumed either contractually or by operation of law.

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Tax Matters.

(a) MTAI has filed or has had filed on its behalf, in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns (as defined herein) with respect to Taxes (as defined herein) of MTAI and all Tax Returns were in all material respects true, complete, and correct; (ii) all material Taxes with respect to MTAI have been paid in full or have been provided for, in accordance with GAAP, on MTAI's most recent balance sheet, (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, province, local, or foreign income or other material Tax Returns required to be filed by or with respect to MTAI; (iv) to the knowledge of MTAI none of the Tax Returns of, or with respect to, MTAI is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to MTAI which has not been abated or paid in full.

(b) For purposes of this Agreement, (i) "Taxes" shall mean all taxes, charges, fees, levies, or other assessments, including, without limitation, income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority and (ii) "Tax Return" shall mean any report, return, documents declaration or other information or filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes.

Title to Property.

MTAI has good and defensible title to all of its properties and assets, free and clear of all liens, charges, and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on MTAI; and, to MTAI's knowledge, all leases pursuant to which MTAI leases from others real or personal property are in good standing, valid, and effective in accordance with their respective terms, and there is not, to the knowledge of MTAI, under any of such leases, any existing material default or event of default (or event which with notice of lapse of time, or both, would constitute a default and in respect of which MTAI has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event, would not have a Material Adverse Effect on MTAI.

Intellectual Property.

(a) MTAI owns, or possesses, adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets and applications thereof that are material to its business as currently conducted (the "MTAI Intellectual Property Rights").

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(b) The validity of the MTAI Intellectual Property Rights and the title thereto of MTAI are not being questioned in any litigation to which MTAI is a party.

(c) the conduct of the business of MTAI as now conducted, does not, to MTAI's knowledge, infringe any valid patents, trademarks, trade names, service marks or copyrights of others. The consummation of the transactions completed hereby will not result in the loss or impairment of any MTAI Intellectual Property Rights.

(d) MTAI has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where MTAI has elected to rely on patent or copyright protection in lieu of trade secret protection.

Insurance.

MTAI currently does not maintain general liability and other business insurance.

Certain Business Practices.

Neither MTAI nor any director, officer, agent, or employee of MTAI, have (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the US Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"), or (iii) made any other unlawful payment.

Insider Interests.

MTAI, nor any officer or director of MTAI, has any interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or MTAI Intellectual Property Rights, used in or pertaining to the business of MTAI, except for the ordinary rights of a stockholder or employee stock optionholder.

Opinion of Financial Adviser.

No advisers, as of the date hereof, have delivered to the MTAI Board a written opinion to the effect that, as of such date, the exchange ratio contemplated by the Acquisition is fair to the holders of MTAI Shares.

Brokers.

No broker, finder or investment banker is entitled to any brokerage, finders, or other fee or commission in connection with the transactions contemplated by this Agreement, based upon arrangements made by, or on behalf of, MTAI.

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Disclosure.

No representation or warranty of MTAI in this Agreement or any certificate, schedule, document, or other instrument furnished or to be furnished to MTI pursuant hereto, or in connection herewith, contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits, or will omit to state, a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

No Existing Discussions.

As of the date hereof, MTAI is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition.

Material Contracts.

(a) MTAI has delivered or otherwise made available to MTI true, correct, and complete copies of all contracts and agreements (and all amendments, modifications, and supplements thereto and all side letters to which MTAI is a party affecting the obligations of any party thereunder) to which MTAI is a party or by which any of its properties or assets are bound, that are material to the business, properties or assets of MTAI taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of MTAI taken as a whole, all: (i) employment, product design or development, personal services, consulting, non-competition, severance, golden parachute, or indemnification contracts (including, without limitation, any contract to which MTAI is a party involving employees of MTAI); (ii) licensing, publishing, merchandising, or distribution agreements; (iii) contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets or stock or otherwise; (vi) contracts or agreements with any Governmental Entity, and (vii) all commitments and agreements to enter into any of the foregoing. MTAI is not a party to, or bound by any severance, golden parachute, or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

(b) Each of the MTAI Contracts is valid and enforceable in accordance with its terms, and there is no default under any MTAI Contract so listed either by MTAI or, to the knowledge of MTAI, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice, or both, would constitute a default thereunder by MTAI or, to the knowledge of MTAI, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on MTAI.

(c) No party to any such MTAI Contract has given notice to MTAI of or made a claim against MTAI with respect to any breach or default thereunder, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on MTAI.

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Representations and Warranties of MTI

MTI hereby represents and warrants to MTAI as follows: Organization and Qualification.

(a) Each of MTI and its subsidiaries is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease, and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing, and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on MTI. When used in connection with MTI, the term "Material Adverse Effect" means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of MTI and its subsidiaries, taken as a whole, other than any change or effect arising out of general economic conditions unrelated to any businesses in which MTI and its subsidiaries are engaged, or (ii) that may impair the ability of MTI to consummate the transactions contemplated hereby.

(b) MTI has heretofore delivered to MTAI accurate and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents), as currently in effect, of MTI. Each of MTI and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on MTI.

Capitalization of MTI.

                 (a)            As of the date of this Agreement, the authorized capital stock of MTI consists of; (i) common Shares were issued and were outstanding, (ii) all of the outstanding MTI Shares have been duly authorized and validly issued, and are fully paid, non-assessable and free of preemptive rights.

(b) MTI is the record and beneficial owner of all of the issued and outstanding shares of capital stock of its subsidiaries.

(c)  Between , 2006 and the date hereof, no shares of MTI's capital stock have been issued and no MTI Stock options have been granted. As of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of MTI, (ii) securities of MTI or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of MTI, (iii) options or other rights to acquire from MTI or its subsidiaries, or obligations of MTI or its subsidiaries to issue, any capital stock, voting securities or securities convertible into, or exchangeable for, capital stock or voting securities of MTI, or (iv) equity equivalents, interests in the ownership or earnings of MTI or its subsidiaries or other similar rights (collectively, "MTI Securities"). As of the date hereof, there are no outstanding obligations of MTI or any of its subsidiaries to repurchase, redeem or otherwise acquire any MTI Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which MTI is a party or by which it is bound relating to the voting or registration of any shares of capital stock of MTI.

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(d) There are no securities of MTI convertible into or exchangeable for, no options or other rights to acquire from MTI, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other securities of, any subsidiary of MTI.

(e) The MTI Shares constitute the only class of equity securities of MTI or its subsidiaries.

(f) MTI does not own directly or indirectly more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity.

Authority Relative to this Agreement; Recommendation.

                 (a) MTI has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of MTI (the "MTI Board"), and no other corporate proceedings on the part of MTI are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, as referred to in Section 3.17, the approval and adoption of this Agreement by the holders of at least a majority of the, then, outstanding MTI Shares. This Agreement has been duly and validly executed and delivered by MTI and constitutes a valid, legal and binding agreement of MTI, enforceable against MTI in accordance with its terms.

(b) The MTI Board has resolved to recommend that the stockholders of MTI approve and adopt this Agreement.

SEC Reports: Financial Statements.

MTI is not required to file forms, reports, and documents with the SEC.

Information Supplied.

None of the information supplied or to be supplied by MTI for inclusion or incorporation by reference to an 8-K will, at the time an 8-K is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Consents and Approvals: No Violations,

For filings, permits, authorizations, consents, and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act, the rules of the NASD, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by MTI of this Agreement or the consummation by MTI of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on MTI.

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Neither the execution, delivery and performance of this Agreement by MTI nor the consummation by MTI of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Articles of Incorporation or Bylaws (or similar governing documents) of MTI or any of MTI's subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which MTI or any of MTI's subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to MTI or any of MTI's subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on MTI.
No Default.

None of MTI or any of its subsidiaries is in breach, default, or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Articles of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which MTI or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to MTI, its subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on MTI. Each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which MTI or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound that is material to MTI and its subsidiaries, taken as a whole and that has not expired, is in full force and effect and is not subject to any material default thereunder of which MTI is aware by any party obligated to MTI or any subsidiary thereunder.

No Undisclosed Liabilities; Absence of Changes.

Except as and to the extent disclosed by MTI, none of MTI or its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of MTI and its consolidated subsidiaries (including the notes thereto) or which would have a Material Adverse Effect on MTI. Except as disclosed by MTI, none of MTI or its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to MTI or its subsidiaries having or which could reasonably be expected to have, a Material Adverse Effect on MTI. Except as and to the extent disclosed by MTI there has not been (i) any material change by MTI in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by MTI of any of its assets having a Material Adverse Effect on MTI, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto had such action or event occurred after the date of this Agreement.

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Litigation.

                There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of MTI, threatened against MTI or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on MTI or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as disclosed by MTI, none of MTI or its subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on MTI or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

Compliance with Applicable Law.

Except as disclosed by MTI, MTI and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "MTI Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on MTI. Except as disclosed by MTI, MTI and its subsidiaries are in compliance with the terms of the MTI Permits, except where the failure to comply would not have a Material Adverse Effect on MTI. Except as disclosed by MTI, the businesses of MTI and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section with respect to Environmental Laws and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on MTI. Except as disclosed by MTI no investigation or review by any Governmental Entity with respect to MTI or its subsidiaries is pending or, to the knowledge of MTI, threatened, nor, to the knowledge of MTI, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which MTI reasonably believes will not have a Material Adverse Effect on MTI.

Employee Benefit Plans; Labor Matters.

(a) With respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of ERISA), maintained or contributed to at any time by MTI, any of its subsidiaries or any entity required to be aggregated with MTI or any of its subsidiaries pursuant to Section 414 of the United States Code (each, a "MTI Employee Plan"), no event has occurred and, to the knowledge of MTI, no condition or set of circumstances exists in connection with which MTI or any of its subsidiaries could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on MTI.

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(b) (i) No MTI Employee Plan is, or has been subject to, Title IV of ERISA or Section 412 of the United States Code; and (ii) each MTI Employee Plan intended to qualify under Section 401(a) of the United States Code and each trust intended to qualify under Section 501(a) of the United States Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

(c) Section 3.11(c) of the MTI Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any MTI Stock Options, together with the number of MTI Shares which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested as a result of the Acquisition), the option price of such option (to the extent determined as of the date hereof), whether such option is a nonqualified stock option or is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the United States Code, and the expiration date of such option. Section 3.11(c) of the MTI Disclosure Schedule also sets forth the total number of such incentive stock options and such nonqualified options. MTI has furnished MTAI with complete copies of the plans pursuant to which the MTI Stock Options were issued. Other than the automatic vesting of MTI Stock Options that may occur without any action on the part of MTI or its officers or directors, MTI has not taken any action that would result in any MTI Stock Options that are unvested becoming vested in connection with, or as a result of, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(d) MTI has made available to MTAI: (i) a description of the terms of employment and compensation arrangements of all officers of MTI and a copy of each such agreement currently in effect; (ii) copies of all agreements with consultants who are individuals obligating MTI to make annual cash payments in an amount exceeding $60,000; (iii) a schedule listing all officers of MTI who have executed a non-competition agreement with MTI and a copy of each such agreement currently in effect; (iv) copies (or descriptions) of all severance agreements, programs and policies of MTI with, or relating to, its employees, except programs and policies required to be maintained by law; and (v) copies of all plans, programs, agreements and other arrangements of the MTI with, or relating to, its employees which contain change in control provisions.

(e) There shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any MTI Employee Plan or any agreement or arrangement disclosed under this Section solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

(f) There are no controversies pending or, to the knowledge of MTI threatened, between MTI or any of its subsidiaries and any of their respective employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on MTI. Neither MTI nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by MTI or any of its subsidiaries (and neither MTI nor any of its subsidiaries has any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does MTI know of any activities or proceedings of any labor union to organize any of its or any of its subsidiaries' employees. MTI has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof by or with respect to any of its or any of its subsidiaries' employees.

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Environmental Laws and Regulations.

(a) Except as disclosed by MTI, (i) each of MTI and its subsidiaries is in material compliance with all Environmental Laws, except for non-compliance that would not have a Material Adverse Effect on MTI, which compliance includes, but is not limited to, the possession by MTI and its subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) none of MTI or its subsidiaries has received written notice of, or, to the knowledge of MTI, is the subject of, any Environmental Claim that could reasonably be expected to have a Material Adverse Effect on MTI; and (iii) to the knowledge of MTI, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

(b) Except as disclosed by MTI, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on MTI that are pending or, to the knowledge of MTI, threatened against MTI or any of its subsidiaries or, to the knowledge of MTI, against any person or entity whose liability for any Environmental Claim, MTI or its subsidiaries has, or may have, retained or assumed either contractually or by operation of law.

Tax Matters.

(i) MTI and each of its subsidiaries has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Ta< Returns with respect to Taxes of MTI and each of its subsidiaries and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to MTI and each of its subsidiaries have been paid in full or have been provided for in accordance with GAAP on MTI's most recent balance sheet which is part of the MTI SEC Documents; (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, province, local, or foreign income or other material Tax Returns required to be filed by or with respect to MTI or its subsidiaries; (iv) to the knowledge of MTI none of the Tax Returns of, or with respect to, MTI or any of its subsidiaries is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to MTI or any of its subsidiaries which has not been abated or paid in full.

Title to Property.

MTI and each of its subsidiaries have good and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of, or interfere with, the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on MTI; and, to MTI's knowledge, all leases pursuant to which MTI or any of its subsidiaries lease from others real or personal property are in good standing, valid, and effective in accordance with their respective terms, and there is not, to the knowledge of MTI, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which MTI or such subsidiary has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity, and effectiveness, or the existence of such default or event of default would not have a Material Adverse Effect on MTI.

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Intellectual Property.

(a) Each of MTI and its subsidiaries owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, services marks, copyrights, trade secrets, and applications therefore that are material to its business as currently conducted (the "MTI Intellectual Property Rights").

(b) The validity of the MTI Intellectual Property Rights and the title thereto of MTI or any subsidiary, as the case may be, is not being questioned in any litigation to which MTI or any subsidiary is a party.

(c) The conduct of the business of MTI and its subsidiaries as now conducted does not, to MTI's knowledge, infringe any valid patents, trademarks, trade names, service marks or copyrights of others. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any MTI Intellectual Property Rights.

(d) Each of MTI and its subsidiaries has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where MTI has elected to rely on patent or copyright protection in lieu of trade secret protection.

Insurance.

MTI and its subsidiaries maintain general liability and other business insurance that MTI believes to be reasonably prudent for its business.

Affiliates.

Except for the directors and executive officers of MTI, there are no persons who, to the knowledge of MTI, may be deemed to be affiliates of MTI under Rule 1-02(b) of Regulation S-X of the US SEC (the "MTI Affiliates").

Certain Business Practices.

None of MTI, any of its subsidiaries, or any directors, officers, agents or employees of MTI or any of its subsidiaries, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity,

(ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the FCPA, or (iii) made any other unlawful payment.

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Insider Interests.

No officer or director of MTI has any interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or MTI Intellectual Property Rights, used in or pertaining to the business of MTI or any subsidiary, except for the ordinary rights of a stockholder or employee stock optionholder.

Opinion of Financial Adviser.

No advisers, as of the date hereof, have delivered to the MTI Board a written opinion to the effect that, as of such date, the exchange ratio contemplated by the Acquisition is fair to the holders of MTI Shares.

Brokers.

No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of MTI.

Disclosure.

No representation or warranty of MTI in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to MTAI pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

No Existing Discussions.

As of the date hereof, MTI is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition.

Material Contracts.

(a) MTI has delivered or otherwise made available to MTAI true, correct, and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which MTI is a party affecting the obligations of any party thereunder) to which MTI or any of its subsidiaries is a party or by which any of their properties or assets are bound that are, material to the business, properties or assets of MTI and its subsidiaries taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of MTI and its subsidiaries taken as a whole, ail: (i) employment, product design or development, personal services, consulting, non-competition, severance, golden parachute or indemnification contracts (including, without limitation, any contract to which MTI is a party involving employees of MTI); (ii) licensing, publishing, merchandising or distribution agreements; (iii) contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets or stock or otherwise, (vi) contracts or agreements with any Governmental Entity; and (vii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 5.2 hereof, the 'MTI Contracts"). Neither MTI nor any of its subsidiaries is a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

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(b) Each of the MTI Contracts is valid and enforceable in accordance with its terms, and there is no default under any MTI Contract so listed either by MTI or, to the knowledge of MTI, any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice, or both, would constitute a default thereunder by MTI or, to the knowledge of MTI, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on MTI.

(c) No party to any such MTI Contract has given notice to MTI of, or made a claim against, MTI with respect to any breach or default thereunder, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on MTI.

Other Potential Acquirers.

                 (a) MTI, its affiliates and their respective officers, directors, employees, representatives, and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Third Party Acquisition.

Other Conditions

Meetings of Stockholders.

Each of MTI and MTAI shall take all action necessary, in accordance with the respective General Corporation Law (GCL) of its respective state or country, and its respective Articles of Incorporation and Bylaws, or similar governing documents, to duly call, give notice of, convene, and hold a meeting of its stockholders, or receive a written majority consent of its respective stockholders, as promptly as practicable, to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby. The stockholder votes required for the adoption and approval of the transactions contemplated by this Agreement shall be the vote required by the GCL and its charter and bylaws, in the case of MTAI and the General Corporation Law of its respective state or country, and its charter and bylaws, in the case of MTI. MTAI and MTI will, through their respective Boards of Directors, recommend to their respective stockholders approval of such matters

OTC:BB Listing.

The parties shall use all reasonable efforts to cause the MTAI Shares, upon closing of the Acquisition, to be quoted on the Pink Sheets market and then work to get them listed on the Over-the-Counter Bulletin Board (OTC:BB)

Access to Information.

Each of the parties hereto will hold and will cause its consultants and advisers to hold in confidence all documents and information furnished to it in connection with the transactions contemplated by this Agreement.

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Additional Agreements. Reasonable Efforts.

Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

Employee Benefits; Stock Option and Employee Purchase Plans.

It is the parties' present intent to provide after the Effective Date to employees of MTI employee benefit plans (other than stock option or other plans involving the potential issuance of securities of MTAI) which, in the aggregate, are not less favorable than those currently provided by MTI, if any. Notwithstanding the foregoing, nothing contained herein shall be construed as requiring the parties to continue any specific employee benefit plans.

Public Announcements

MTI and MTAI will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Acquisition, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any quotation requirements with the NASD as determined by MTI or MTAI.

Indemnification

(a) To the extent, if any, not provided by an existing right under one of the parties' directors and officers liability insurance policies, from and after the Effective Date, MTAI shall, to the fullest extent permitted by applicable law, indemnify, defend, and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Date, a director, officer or employee of th parties hereto or any subsidiary thereof (each an "Indemnified Party" and, collectively, the "Indemnified Parties") against all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages, or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement arising out of actions or omissions occurring at or prior to the Agreement date and whether asserted or claimed prior to, (at or after the Agreement date) that are in whole or in part (i) based on, or arising out of the fact that such person is or was a director, officer, or employee of such party or a subsidiary of such party or (ii) based on, arising out of, or pertaining to the transactions contemplated by this Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Agreement date), (i) MTAI shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to MTAI, promptly after statements therefore are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the GCL or its certificate of incorporation or bylaws, (ii) YFC 355 will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the GCL and MTAI's certificate of incorporation or bylaws shall be made by independent counsel mutually acceptable to MTAI and the Indemnified Party; provided, however, that MTAI shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, conflict on any significant issue between positions of any two or more Indemnified Parties.

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(b)  In the event MTAI or any of its successors or assigns (i) consolidates with, or merges into, any other person and shall not be the continuing or surviving corporation or entity or such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of MTAI shall assume the obligations set forth in this Agreement.

(c) To the fullest extent permitted by law, from and after the Effective Date, all rights to indemnification now existing in favor of the employees, agents, majority stockholders, directors, or officers of MTAI and MTI and their subsidiaries with respect to their activities as such prior to the Effective Date, as provided in MTAI's and MTI's certificate of incorporation or bylaws, in effect on the date thereof or otherwise in effect on the date hereof, shall survive the Acquisition and shall continue in full force and effect for a period of not less than six years from the Agreement date.

(d) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

Notification of Certain Matters.

The parties hereto shall give prompt notice to the other parties, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Date, (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by such party or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Date, under any contract or agreement material to the financial condition, properties, businesses or results of operations of such party and its subsidiaries taken as a whole to which such party or any of its subsidiaries is a party or is subject, (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (v) any material adverse change in their respective financial condition, properties, businesses, results of operations or prospects taken as a whole, other than changes resulting from general economic conditions; provided, however, that the delivery of any notice pursuant to this Section shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Miscellaneous

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Non-survival of Representations and Warranties.

The representations and warranties made herein shall not survive beyond the Agreement Date or a termination of this Agreement. This Section 7.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Date.

Entire Agreement; Assignment.

This Agreement (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings both written and oral, between the parlies with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

Validity

If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

Notices.

All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested), to each other party as follows:

If to MTI:

Miktam Technologies, Inc. ATTN: Mr. Thomas Chao 2362B Qume Dr. San Jose, CA 95131 Tel:       408-392-0668 Fax:      408-392-0662

If to MTAI:

Miktam Technologies Americas Inc. ATTN:
300 Center Ave. Ste. 202 Bay City, Ml 48708 Tel:        989-891-0500 Fax:      989-893-5752

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or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to the principles of conflicts of law thereof.

Descriptive Headings.

The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Certain Definitions.

For the purposes of this Agreement, the term:

(a) "affiliate" means'(except as otherwise provided in Sections 2.19, 3.19 and 4.13) a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

(b) "capital stock" means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

(c) "knowledge" or "known" means, with respect to any matter in question, if an executive officer of MTAI or MTI or its subsidiaries, as the case may be, has actual knowledge of such matter;

(d) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity; and

(e) "subsidiary" or "subsidiaries" of MTAI, MTI or any other person, means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which MTAI, MTI or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the capital stock, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

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Personal Liability.

This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of MTAI, MTI or any officer, director, employee, agent, representative, or investor of any party hereto.

Specific Performance.

The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Acquisition, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by a court of competent jurisdiction located in the State of Michigan to compel performance of such party's obligations and to the granting by such court of the remedy of specific performance of its obligations hereunder; provided, however, that, if a party hereto is entitled to receive any payment or reimbursement of expenses, it shall not be entitled to specific performance to compel the consummation of the Acquisition.

Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

In Witness Whereof, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

By: /s/ Thomas Chao
Mr Thomas Chao, President & CEO

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